Exhibit 10.2

DATE

PERSONAL AND CONFIDENTIAL

EMPLOYEE NAME

ADDRESS

ADDRESS

Dear EMPLOYEE NAME,

[Intro language regarding purpose of the Retention Bonus Award].

Specifically, in consideration for your continued active employment in good standing with CEC Employee Group, LLC (“CEG”), providing services for PEC, which services shall include but not be limited to the successful performance of your day-to-day responsibilities, as well as such additional duties as may be assigned to you through the date below, you will be eligible for retention bonus payment(s) under the terms and conditions set forth below.

Retention Bonus Award

You have been granted the following Retention Bonus Award:

[Amount of retention bonus]

[Payment terms of retention bonus]

This award will vest in accordance with the terms set forth above and shall be paid in cash within fifteen (15) days of the date(s) listed above, so long as you are still employed in good standing by CEG as of the vesting date.

If you leave the Company for any reason (including by voluntary resignation or involuntary termination by the Company), at any time prior to the time any of the above contingencies have been met, you will not be entitled to any portion of the Retention Bonus Award which did not vest prior to your separation from the Company.

In addition, notwithstanding anything contained herein, you will remain an employee-at-will.  This means you are free to terminate your employment at any time, for any reason, and the Company retains the same right.

By signing this letter and returning a copy [DATE], you acknowledge that you have read, understand and agree to the terms set forth herein.  We appreciate your continued dedication to the Company.

Sincerely,

[Name]

[Title]

AGREED TO AND ACCEPTED BY:

_______________________________________________

NameDate